Inuvo, Inc.
First Quarter 2014 Conference Call
April 24, 2014

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the Inuvo Inc. First Quarter 2014 Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch-tone phone.  Please press the star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Thursday, April 24th, 2014.

I would now like to turn the conference over to Mr. Alan Sheinwald of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:
Thank you, Operator, and good afternoon.  I'd like to thank everyone for joining us today for the Inuvo First Quarter 2014 Shareholder Update Conference Call.   Mr. Richard Howe, Chief Executive Officer and Mr. Wally Ruiz, Chief Financial Officer of Inuvo will be your presenters on the call today.

Before we begin, I am going to review the Company's Safe Harbor statement.  The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.  When used in this call the words: anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc. are as such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in Inuvo's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, I'd now like to congratulate management on another successful quarter and introduce Mr. Richard Howe, CEO of Inuvo.  Rich, the floor is yours.

Richard Howe Comments: Thank you Alan, and thanks everyone for joining us today.

I’m very pleased to report that the first quarter of 2014 was the most profitable quarter in recent memory. We’ve worked very hard to meet our strategic objective to build a scalable business model that will deliver both growth, through the right mix of products, and profit.
In the first quarter, we delivered $10.1 million in revenue and $675,000 or 3 cents per share in profits.

The first quarters results and the second quarter’s upward revenue trajectory give us confidence that we now have a scalable model that meets both our long-term growth and profit objectives in addition to building value for shareholders through proprietary technology and content which I will describe in more detail a little later.

On our year-end call in March, we shared the Companies two primary strategic goals for 2014. These were to accelerate our expansion into mobile and, to grow the ALOT branded Network of content rich and mobile enabled websites and applications.

At that time, we also provided additional information about our plans to accelerate the transition from toolbar, a strategy we first introduced on our Q1 2013 conference call.

It may be important to note that the toolbars current run rate represents less than 6% of overall revenue.

I’d like to now share some additional details about each of these goals within the context of our segments, beginning first with the Partner Network.

Partner Network margins were strong in the first quarter and while revenue was lower than in the previous quarter, we currently see an upward revenue trajectory within this segment. Revenue and margin impact in the quarter was due in part to the introduction of technological and network systems innovations that were deployed in late 2013 that allowed for more advanced monitoring and better enforcement of Network contracts and polices.

One of these innovations, now adopted and implemented by roughly 75% of our publishers, is a service that allows partners to more easily consume and optimize our ad inventory while at the same time providing Inuvo with deeper insights into where and how various partners utilize that ad inventory.

These new technologies can be deployed by our publisher partners in a fraction of the time of our previous solutions, which in turn expands our universe of potential partners.

Additionally, we are now also actively distributing Display based advertising products to publishers and mobile application developers. These innovations and a focus on publishing partners who themselves have concentrations in mobile has allowed us to make significant progress towards our overall mobile goals as a Company.

In March of the first quarter, roughly 25% of this segments Revenue was directly related to mobile web and mobile application sources. Overall in the quarter, roughly 19% of this segments revenue was from mobile traffic.

In addition to these publisher product innovations, we also began to enhance the platform that supports our partner business through an improved set of tools and reports designed to provide partners with more and better information upon which to improve the performance of their implementations. We will continue to add feature enhancements here as our suite of publisher and application partner products expands.

Now let’s talk about the O/O Segment;

Within this segment, we continue to see great momentum and positive growth signals coming from the sites and mobile applications business. But before I talk more about that, I’d like to first bring you up to speed on the progress we’ve made related to our toolbar transition.

Revenue in the quarter from the toolbar was roughly $1 million dollars, down from $4.8 million in the first quarter of 2013. While this difference in large part reflects the year over year revenue decline overall in the quarter, it also masks the accelerated growth rate occurring within the ALOT website and mobile applications business which I will talk about in a second.

We expect the toolbar business to be fully transitioned by year-end and remain certain that this was an important and in hindsight correct decision for Inuvo given the climate surrounding the use and distribution of toolbar applications online. Looking forward, we expect to see positive quarter over quarter growth within this segment, which indicates that the underlying growth rate in the sites business is now overcoming the decline in the toolbar business.

In the first Quarter, we continued our aggressive expansion of content development within existing and new verticals. Some of the most valuable companies in our space have built both technology and content assets and it should be evident from our disclosures over the last 12 months that we are pursuing a similar path.

We have built a truly scalable machine here, not just for the deployment of content online across devices but also for content creation. We have now created and deployed thousands of individual content pieces that compliment the more than 14 million merchant records that power the local.alot.com website.

Including our ALOT home page, we now have a significant database of specialized content covering topics that include finance, health, careers, travel, local interests, legal and very soon we will be launching another new site at living.alot.com in our continuing efforts to broaden our content, in this case to consumer interest categories that include entertainment, gardening and fashion. We had almost 9 million unique visitors to the ALOT sites in the first quarter.

We also mentioned on our March call that we would be developing and distributing mobile applications as a compliment to and as an additional distribution mechanism for this now considerable database of content.

These mobile applications will be an extension to our sites, providing our users with utilities and information specific to their individual needs. Much of our activity to date here has been to test, in-market various mobile application monetization techniques. Expect to hear more about the launch of these applications over the coming months.

Further, and starting in Q2, we are also introducing site design features that highlight social sharing of content, the integration of video and the promotion of our own mobile applications. All of these enhancements are aimed at increasing user engagement, driving more organic traffic to the sites and ultimately, increasing overall revenue.

Collectively, all of these efforts are yielding a significant return within this ALOT sites and mobile applications business which has grown 162% as compared to Q1 of 2013 and 44% between Q4 2013 and Q1 2014. To put this in perspective, the business delivered roughly $1.5 million in profitable revenue in March alone, exceeding our internal plans and strategic goals.

Not only is this business growing, but it is also meeting our strategic objectives to expand into mobile. Almost 25% of all the revenue generated from this business in Q1 was the result of consumer engagements through mobile devices.

I’d like to also add that in addition to the various products, sites and applications we are deploying, we are also greatly enhancing the information we collect within our Networks and the utilization of that information either through better campaigns on the marketing side and/or improved ad targeting on the user experience side. We believe these efforts will be rewarded through improved margins in the future.

With that, I’d like to now turn the call over the Wally for a more detailed accounting of our year-end results, Wally?

Wally Ruiz Comments: Thank you Rich and good afternoon everyone.

Thank you for joining us today to discuss the company's financial results for the first quarter of 2014. Our 10-Q as of March 31st will be filed with the SEC and be available, this afternoon.

Inuvo reported net revenue of $10.1 million in the first quarter of 2014 compared to $15.9 million in the first quarter last year; $5.4 million came from the Partner segment and $4.7 million from the Owned and Operated segment.

The Partner segment, which delivers advertisements to our partner’s websites and applications, represents 54% of the company’s total revenue in the current year quarter. The $5.4 million reported in the first quarter of this year was a 39% decrease from the same quarter last year. The revenue decrease in the Partner segment in the first quarter of 2014 compared to last year is due in part to a program we initiated in the fourth quarter of last year that was designed to improve overall traffic quality by enforcing publisher contracts and the expansion of network operating policies that included the validation of traffic sources, technological detection of spurious traffic, publisher auditing, and the modification of publisher payment terms. The result of these changes was lower revenue in the segment in the fourth quarter of last year and into the first quarter of this year, but of a higher quality which is expected to translate into higher revenue per click.

The Owned & Operated segment delivers advertisements to websites and applications that Inuvo designs, builds and markets under the aLOT brand. The Owned & Operated segment reported $4.7 million of revenue in the first quarter of 2014, a 33% decrease from the same quarter last year. As mentioned, the lower revenue in the segment is due to our decision to transition away from the ToolBar products. The ToolBar revenue in the first quarter of this year was $981 thousand, down from $4.8 million in the same quarter last year, partially offset by revenue from the aLOT sites and applications which was $3.7 million, up 162% from the first quarter of last year and 44% over the immediate prior quarter.

Gross profit in the first quarter of 2014 was $6.4 million compared to $8.4 million last year.

Partner Segment gross profit was $1.9 million compared to $1.8 million last year. The changes implemented in the fourth quarter of last year to improve traffic quality, though causing lower revenue, improved margins in the segment in the first quarter of 2014. As we complete the implementation of our new technology and policies, we expect in subsequent quarters, revenue to grow and margins to settle to a level lower than the first quarter.

Gross Profit in the Owned & Operated segment was $4.6 million compared to $6.6 million last year. The lower gross profit is due to lower revenue this year compared to last year. As a percent of revenue, the Owned & Operated segment gross profit was 98% in the first quarter of 2014, compared to 95% for the same quarter last year due to transitioning away from the ToolBar to owned and operated websites and applications.

Operating expense was $5.8 million in the first quarter. This is a $3.1 million decrease from the same quarter last year. All three categories of operating expense; marketing costs, compensation, and selling, general & administration expense improved in the first quarter this year compared to the same quarter last year.

Marketing costs are primarily costs associated with the Owned & Operated Segment where we spend money to drive traffic to our landing pages where a successful result is when a consumer clicks on an advertisement. Marketing costs decreased $1 million in the first quarter of 2014 from the same quarter in the prior year. The lower marketing cost is due to the transitioning away from the ToolBar products where we no longer spend to attract users. This is partially offset by higher spending for the aLOT sites and applications.

Compensation expense decreased by $893 thousand in the first quarter of 2014 from the same quarter in the prior year. The lower expense in the current quarter is primarily due to a lower number of employees this year over last year. There were 32 full-time, permanent employees at Inuvo at the end of March 2014 compared to 48 employees at the same date a year ago. In addition, in the first quarter of last year, we incurred a severance charge of $316 thousand associated with the relocation to Arkansas. Selling, general & administration expense, or S, G & A expense decreased $1.1 million in the first quarter of 2014 compared to the same quarter in the prior year. The decrease in the current quarter S, G & A expense is due primarily to lower depreciation and amortization expense associated with the closing last year of offices and data centers in New York and Florida; lower facilities expense due to the move to Arkansas; lower professional fees and T&E expense; and an adjustment to payables for over accruals in prior years.

Going forward, on a quarterly basis we expect marketing costs to increase as we roll out new owned and operated websites and applications; compensation expense to increase as we step up hiring commensurate with our growth and S, G & A expense to remain relatively flat.

Other net expense is primarily interest and that was $98 thousand in the first quarter of 2014. Last year’s other net expense was $107 thousand. This year’s lower expense is due to lower average loan balances.

The company reported a $76 thousand income tax benefit in the first quarter of 2014 due to amortizing its deferred tax liability generated from intangible assets acquired in the March 2012 acquisition.

Net income from discontinued operations was $26 thousand in the first quarter of 2014 and was composed of a reversal of liabilities to web publishers and vendors from 2009 and earlier, this compares to a loss of $125 thousand in the same quarter last year.

The Company reported a net income in the first quarter of 2014 of $675 thousand, or $0.03 per share, compared to a net loss of $291 thousand or $0.01 per share loss in the prior year quarter.

EBITDA, adjusted for stock compensation expense and accrued severances was approximately $1.3 million in the quarter that ended March 31, 2014 and that compares to an adjusted EBITDA of $1.4 million in the same quarter of the prior year.

Balance Sheet as of March 31, 2014

Turning to the balance sheet, cash and cash equivalents totaled $2.7 million at March 31, 2014 compared to $3.1 million at the end of 2013. Bank debt was approximately $5.5 million compared to $6.1 million at the end of 2013. Stockholders’ equity was $6.1 million at March 31, 2014.

On April 16th we received word from the NYSE that they would extend to the end of May, the time Inuvo had to regain compliance with their continued listing standards. We believe as of March 31st, we meet the Exchange’s standards; having a net income from continuing operations of $649,000 and a stockholders’ equity in excess of $6,000,000.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments: - Thanks Wally.

We had a very profitable first quarter and on a cumulative basis, the last 6 quarters combined have been profitable and cash flow positive. We are excited about our prospects for the remainder of the year.

Let me now summarize what has been said today.

1)	The partner segment is growing again.

2)	The sites and mobile apps business grew 44% quarter over quarter and 162% year over year delivering $1.5 million in revenue in March.

3)	The Toolbar represents less than 6% of current revenues.

4)	The company expects to have another profitable year.

5)	In March, roughly 30% of overall revenue came from mobile.

And finally, we believe

6)	We now have a scalable content creation and multi-device delivery platform.

In addition to our operating goals, and now that we have a scalable model, we also feel the time is right to invest in the business. With our debt down to roughly $5.5 million dollars, we believe a better use of Capital would be to drive growth as opposed to continuing to pay down debt.

To that end we are currently reviewing term sheets with a goal to expand our Capital availability by between one and two million dollars through debt financing that we believe can immediately be used to drive growth. There are of course no assurances that we will be successful in our efforts to secure financing on terms and conditions acceptable to the Company.

In our business today, we have more control, less risk and greater ability to scale then we have in the past. Even without additional financing, we expect to remain profitable throughout 2014 with revenue expanding from Q1.

I would like to now turn the call back over to the operator for questions and answers.

Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.